CONTACT:
Liz Zale
DealerTrack Holdings, Inc.
(516) 734-3758
liz.zale@dealertrack.com
Tom Pratt
RF|Binder Partners
(212) 994-7563
tom.pratt@rfbinder.com
DEALERTRACK HOLDINGS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
Lake Success, NY, May 3, 2007 - DealerTrack Holdings, Inc. (NASDAQ: TRAK) today reported financial results for the quarter ended March 31, 2007.
Results for First Quarter 2007
GAAP Results
▪	Revenue for the quarter was $51.7 million, a 36 percent increase from $37.9 million for the first quarter of 2006.
▪	GAAP net income for the quarter was $4.8 million, a 40 percent increase from $3.4 million for the first quarter of 2006.
▪	GAAP diluted net income per share for the quarter was $0.12, a 33 percent increase from $0.09 per share for the first quarter of 2006.
Non-GAAP Results
▪	EBITDA for the quarter was $14.6 million, a 37 percent increase from $10.7 million for the first quarter of 2006.
▪	Cash net income for the quarter was $9.5 million, a 44 percent increase from $6.6 million for the first quarter of 2006.
▪	Diluted cash net income per share for the quarter was $0.24, a 33 percent increase from $0.18 per share for the first quarter of 2006.
EBITDA is a non-GAAP financial measure that represents GAAP earnings excluding interest, taxes, depreciation and amortization expenses. Cash net income is a non-GAAP financial measure that represents GAAP net income before non-cash stock-based compensation charges (net of taxes), and amortization of acquired identifiable intangibles (net of taxes). See “Non-GAAP Financial Measures” for a further discussion of EBITDA and cash net income, and refer to Attachment 4 of this press release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
“Our first quarter results represent strong performance from both subscription and transaction businesses and our ability to drive revenue while controlling costs,” said Mark O’Neil, chairman and chief executive officer of DealerTrack. “Our growth momentum is fueled by ongoing traction in the expansion of our network, products and services, and the powerful value proposition of our on-demand solutions for the automotive retail industry.”
Business Statistics
There were 22,642 active dealers in the DealerTrack network as of March 31, 2007, a 4 percent increase from 21,794 a year earlier. The number of active financing sources in the DealerTrack network as of March 31, 2007 reached 344, up 61 percent from 214 a year earlier. Transactions processed in the network for the first quarter were approximately 22.7 million, a 45 percent increase from approximately 15.7 million for the first quarter of 2006. The number of revenue-generating subscriptions in the network as of March 31, 2007 was 23,267, a 42 percent increase from 16,438 at the end of the prior year’s first quarter. Approximately 50 percent of active dealers in the network have one or more of DealerTrack’s subscription products.
Other Activity
On April 27, DealerTrack announced a signed agreement for a cash tender offer to acquire Arkona at the price of $1.38 per share, for a total transaction value of approximately $58.9 million. DealerTrack’s goal is to facilitate a more seamless workflow for its dealer customers, through deeper integration between DealerTrack and Arkona products. The acquisition of Arkona is expected to support DealerTrack’s initiatives within the independent dealer and specialty markets. DealerTrack closed its acquisition of Curomax on February 1, 2007, which enhanced its Canadian operations and also provided technology supporting marine and power sports finance business.
O’Neil continued, “While the majority of DealerTrack’s growth continues to be driven organically, strategic acquisitions enable us to address new market opportunities and support our goal of offering best-in-class technology solutions to our customers. These initiatives, plus our consistent strategies of network expansion, cross-selling and product extension, create a larger universe of growth prospects as we serve current and new customers.”
DealerTrack has reaffirmed its guidance for expected 2007 results that was provided on February 28, 2007.
Expected GAAP Results for 2007
▪	Revenue: Between $219 million and $221 million.
▪	GAAP net income: Between $21.5 million and $22.0 million.
▪	Diluted GAAP net income per share: Between $0.53 and $0.54, based on an estimate of 40.6 weighted average diluted shares outstanding for 2007.
Expected Non-GAAP Results
▪	EBITDA: Between $65.5 million and $66.4 million.
▪	Cash net income: Between $41.2 million and $41.7 million.

▪	Diluted cash net income per share: Between $1.01 and $1.03, based on an estimate of 40.6 weighted average diluted shares outstanding for 2007.
DealerTrack will host a conference call to discuss its first quarter 2007 results and other matters on May 3, 2007 at 5:00 p.m. Eastern Time. The conference call will be webcast live on the Internet at http://ir.dealertrack.com/releases_financial.cfm.
Live audio of the call will be accessible to the public by calling 800-289-0528 (domestic) or 913-981-5522 (international); no access code is necessary. Callers should dial in approximately 10 minutes before the call begins. A replay of the webcast will be available on the Investor Relations area of the DealerTrack website until May 18, 2007.
Non-GAAP Financial Measures
In this release, the Company’s EBITDA and cash net income disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of net income. EBITDA represents GAAP earnings excluding interest, taxes, depreciation and amortization expenses. Cash net income represents net income excluding stock-based compensation expense (net of taxes), and amortization of acquired intangibles (net of taxes). EBITDA and cash net income are presented because management believes they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. Management believes the EBITDA and cash net income information is useful to investors for these reasons. EBITDA and cash net income are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for EBITDA and cash net income is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income, and cash net income to GAAP net income, in Attachment 4 to this press release.
About DealerTrack (www.dealertrack.com)
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive retail industry. The company’s solutions enable dealers to receive consumer leads, submit credit applications and receive responses, compare financing and leasing options, sell insurance and other aftermarket products, document compliance, and execute financing contracts electronically. Over 22,000 dealers, including 90% of all franchised dealers; over 350 financing sources; and other service and information providers are active in the DealerTrack network.
Safe Harbor for Forward-Looking and Cautionary Statements
Statements in this press release regarding DealerTrack’s expected 2007 performance, the acquisition of Arkona, the development and expansion of DealerTrack’s network, products and services, the benefits of DealerTrack’s products for dealers, DealerTrack’s growth expectations, and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.
Factors that might cause such a difference include: increased competitive pressure from other industry participants, the inability to execute any element of DealerTrack’s business strategy, including selling additional products and services to existing and new customers; the ability complete the acquisition of Arkona, Inc., which is subject to a number of closing conditions; DealerTrack’s integration of acquisitions and the expected benefits, as well as the integration and expected benefits of any future acquisitions that DealerTrack may pursue; DealerTrack’s success in expanding its customer base and product and service offerings; the impact of the automotive retail industry on DealerTrack’s business; the impact of some vendors of software products for automotive dealers making it more difficult for our customers to use our products and services; the impact of general economic trends, including interest rates, as well as the trends in the automotive industry, and other risks listed in the Company’s reports filed with the SEC, including its 2006 Form 10-K. These filings can be found on DealerTrack’s website at www.dealertrack.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
Additional Information
This release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement filed with the U.S. Securities and Exchange Commission (the “SEC”). Arkona security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement that has been filed by Arkona with the SEC. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge by request to DealerTrack at 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042, Attention: Investor Relations, telephone: (516) 734-3600.

Attachment (1)
DEALERTRACK HOLDINGS, INC.
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net revenue(1)	$51,725	$37,935

Cost of revenue (2)	21,300	15,119
Product development	2,380	2,202
Selling, general and administrative	21,248	15,969

Total operating costs and expenses	44,928	33,290

Income from operations	6,797	4,645

Interest income, net	1,469	891

Income before provision for income taxes	8,266	5,536
Provision for income taxes	(3,441)	(2,100)

Net income	$4,825	$3,436

Basic net income per share	$0.12	$0.10
Diluted net income per share	$0.12	$0.09
Weighted average shares outstanding	38,625,215	35,268,289
Weighted average shares outstanding assuming dilution	40,231,194	36,718,023

(1) Related party revenue	$620	$9,252
(2) Related party cost of revenue	$8	$847
EBITDA (Non-GAAP) (a)	$14,643	$10,715
EBITDA margin (Non-GAAP) (b)	28%	28%
Cash net income (Non-GAAP) (a)	$9,506	$6,623
Diluted cash net income per share (Non-GAAP)	$0.24	$0.18

(a)	See Reconciliation Data in Attachment 4.

(b)	Represents EBITDA as a percentage of net revenue.

Attachment (2)
DEALERTRACK HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Cash, cash equivalents and short-term investments	$139,395	$171,195
Accounts receivable, net	23,284	19,958
Prepaid expenses and other current assets	7,339	7,177

Total current assets	170,018	198,330

Property and equipment, net	8,107	6,157
Software and web site development costs, net	9,603	10,048
Intangible assets, net	56,273	37,918
Goodwill	71,898	52,499
Deferred taxes and other long-term assets	18,414	16,561

Total assets	$334,313	$321,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$21,471	$23,907
Deferred revenue	4,085	3,166
Due to acquirees	2,202	2,440

Total current liabilities	27,758	29,513

Long-term liabilities	12,034	7,663

Total liabilities	39,792	37,176

Total stockholders’ equity	294,521	284,337

Total liabilities and stockholders’ equity	$334,313	$321,513

Attachment (3)
DEALERTRACK HOLDINGS, INC.
Summary Cash Flow Information
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net cash provided by operating activities	$5,458	$4,488

Net cash used in investing activities (a)	$(21,845)	$(67,812)

Net cash provided by financing activities	$2,257	$611

(a)	For the three months ended March 31, 2007, net cash used in investing activities includes $17.8 million in net sales of auction rate securities that are invested in tax-exempt and tax-advantaged securities. For the three months ended March 31, 2006, net cash used in investing activities includes $59.6 million in net purchases of auction rate securities that were invested in tax-exempt and tax-advantaged securities.

Attachment (4)
DEALERTRACK HOLDINGS, INC.
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
GAAP net income	$4,825	$3,436
Interest income	(1,531)	(963)
Interest expense	62	72
Provision for income taxes	3,441	2,100
Depreciation and amortization	2,276	1,892
Amortization of acquired identifiable intangibles	5,570	4,178

EBITDA (Non-GAAP)	$14,643	$10,715

DEALERTRACK HOLDINGS, INC.
Reconciliation of GAAP Net Income to Non-GAAP Cash Net Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
GAAP net income	$4,825	$3,436

Non-cash stock-based compensation charges, net of taxes	1,295	722

Amortization of acquired identifiable intangibles, net of taxes	3,386	2,465

Cash net income (Non-GAAP)	$9,506	$6,623

Attachment (5)
DEALERTRACK HOLDINGS, INC.
Reconciliation of Forward-looking GAAP Net Income
to Forward-looking Non-GAAP EBITDA
(Dollars in millions)
(Unaudited)

	Year Ending
	December 31, 2007
	Expected Range
GAAP net income	$21.5	$22.0

Interest income	(4.9)	(4.9)

Interest expense	0.1	0.1

Provision for income taxes	13.7	14.1

Depreciation and amortization	12.2	12.2

Amortization of acquired identifiable intangibles	22.9	22.9

EBITDA (Non-GAAP)	$65.5	$66.4

DEALERTRACK HOLDINGS, INC.
Reconciliation of Forward-looking GAAP Net Income to
Forward-looking Non-GAAP Cash Net Income
(Dollars in millions)
(Unaudited)

	Year Ending
	December 31, 2007
	Expected Range
GAAP net income	$21.5	$22.0

Non-cash stock-based compensation charges, net of taxes	5.7	5.7

Amortization of acquired identifiable intangibles, net of taxes	14.0	14.0

Cash net income (Non-GAAP)	$41.2	$41.7

Attachment (6)                                                 Summary of Business Statistics (Unaudited)
DEALERTRACK HOLDINGS, INC.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Active dealers (a)	22,642	22,147	22,276	22,031	21,794
Active financing sources (b)	344	305	268	243	214
Transactions processed (c) (d)	22,725,103	19,520,515	18,837,133	17,446,623	15,710,636
Product subscriptions (e)	23,267	21,613	19,952	18,064	16,438

(a)	We consider a dealer to be active as of a date if the dealer completed at least one revenue-generating credit application processing transaction using the DealerTrack network during the most recently ended calendar month.

(b)	We consider a financing source to be active in our network as of a date if it is accepting credit application data electronically from dealers in the DealerTrack network.

(c)	Represents revenue-generating transactions processed in the DealerTrack, Global Fax and DealerAccess networks at the end of a given period.

(d)	A new agreement executed during the fourth quarter of 2006 resulted in a different method of measurement regarding transaction volumes and fees from a particular credit bureau provider. This agreement contributed to an additional 2.8 million revenue-generating transactions processed through the network for the quarter ended March 31, 2007. When calculated under the prior agreement, the impact of the transaction volumes and associated fees from this provider would have resulted in an average transaction price of $1.68 for the fourth quarter of 2006 and $1.72 for the first quarter of 2007.

(e)	Represents revenue-generating subscriptions in the DealerTrack network at the end of a given period.
DEALERTRACK HOLDINGS, INC.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Transaction revenue (in thousands)	$34,290	$29,077	$30,837	$28,298	$24,540
Subscription revenue (in thousands)	$15,769	$14,852	$13,878	$12,991	$11,631
Other revenue (in thousands)	$1,666	$1,730	$1,549	$2,125	$1,764
Average transaction price (a) (b)	$1.51	$1.49	$1.64	$1.62	$1.56
Average subscription price (c)	$234	$238	$243	$251	$251

(a)	Calculation includes revenue from ALG and NAT transactions that were not processed within the DealerTrack, Global Fax or DealerAccess networks.

(b)	A new agreement executed during the fourth quarter of 2006 resulted in a different method of measurement regarding transaction volumes and fees from a particular credit bureau provider. This agreement contributed to an additional 2.8 million revenue-generating transactions processed through the network for the quarter ended March 31, 2007. When calculated under the prior agreement, the impact of the transaction volumes and associated fees from this provider would have resulted in an average transaction price of $1.68 for the fourth quarter of 2006 and $1.72 for the first quarter of 2007.

(c)	Calculation includes revenue for Chrome and ALG subscriptions that were outside of the DealerTrack network.